SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event): April 4, 2008
Calais Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia (State or Other Jurisdiction of Incorporation)	0-29392 (Commission File Number)	88-0379834 (I.R.S. Employer Identification No.)
4415 Caribou Road — P.O. Box 653 — Caribou, Nederland, CO 80466-0653
(Address of Principal Executive Offices) (Zip Code)
(303) 258-3806
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02. Unregistered Sales of Equity Securities.
As of April 4, 2008, the Corporation sold a total of 250,000 shares of the Corporation’s common stock to Tusco, Incorporated, a Nevada corporation, an accredited investor, (“Tusco”) in partial consideration for an royalty repurchase agreement (the “Agreement”) between Tusco and Calais Resources-Colorado, a Nevada corporation that is a wholly owned subsidiary of the Corporation. The Agreement requires Tusco to sell to Calais Resources-Colorado a Perpetual Royalty Interest granted to Tusco on June 1, 1988, by Hendricks Mining Company, a predecessor company of Calais Resources-Colorado. The royalty interest would have obligated Calais Resources-Colorado to pay to Tusco a net smelter royalty of five percent per ounce of the settlement price of gold produced from the Cross-Caribou property at any time that gold settlement prices were $800 per ounce or more.
As further consideration for the purchase of the royalty interest, Calais Resources-Colorado agreed to pay (i) a lump sum payment of $150,000, payable at any time over the period of 20 years from the date of the purchase and sale agreement; and (Ii) $1,500 per month to J.P. LaFollette, sole owner of Tusco, Incorporate, such obligation to terminate upon the decease of Mr. LaFollette or the payment of the $150,000 lump sum payment described above, whichever is earlier. The agreement provides that Tusco, Incorporated shall retain ownership of the royalty interest, subject to the escrow of the warranty deed reflecting such ownership, until all payments required under the Agreement have been made. In the event of default by Calais Resources-Colorado, all amounts payable under the terms of the royalty interest would be due going forward and in arrears. No royalty payments are due or in arrears as of the date of this filing.
No underwriting discounts were received or commissions paid by the Corporation in connection with the sale reported herein, and all sales resulted from private placement transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAIS RESOURCES, INC. (Registrant)
April 11, 2008	By:	/s/ David K. Young
David K. Young, Chief Executive Officer